AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 4, 2009 (this “Agreement”), is by and among (a) ERI/PRESIDENTIAL LLC, a Massachusetts limited liability company (the “Parent”), (b) ERI/PRESIDENTIAL MERGER SUB LIMITED PARTNERSHIP, a Maryland limited partnership (“Merger Sub”), (c) PRESIDENTIAL ASSOCIATES I LIMITED PARTNERSHIP, organized under the laws of the State of Maryland (the “Partnership”), and (d) WINTHROP FINANCIAL CO., INC. (the “Managing General Partner”), as the managing general partner of the Partnership.

WHEREAS, the parties to this Agreement have agreed to consummate the business combination and other transactions provided for herein, which each of the parties hereto deems to be advisable and in the best interests of their respective partners or stockholders, as the case may be;

WHEREAS, §10-208 of the Maryland Revised Uniform Limited Partnership Act (the “Act”) permits Maryland limited partnerships to merge with other limited partnerships;

WHEREAS, Merger Sub and the Partnership now desire to merge, following which the Partnership shall be the surviving entity;

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 Surviving Entity.  In accordance with the provisions of this Agreement and the Act, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Partnership (the “Merger”), and the separate legal existence of Merger Sub shall cease.  The Partnership shall be the surviving entity in the Merger and shall continue its legal existence under the laws of the State of Maryland under the name it possesses immediately prior to the Effective Time (i.e., Presidential Associates I Limited Partnership).

1.02 Effect of the Merger.

(a) Upon the Effective Time, for all purposes of law, all of the rights, privileges and powers of Merger Sub and the Partnership shall have merged, and all their property, real, personal and mixed, and all the debts due on whatever account to any of them, as well as all other things and other causes of action belonging to any of them, shall be transferred to, vested in and devolve on the Partnership as the surviving entity of the Merger, without further act or deed, and all claims, demands, property and other interest shall be the property of the Partnership, and the title to all real estate vested in either of Merger Sub or the Partnership shall not revert or be in any way impaired by reason of the Merger, but shall be vested in the Partnership.

(b) Upon the Effective Time, all rights of creditors and all liens upon any property of either of Merger Sub or the Partnership shall be preserved unimpaired, and all debts, liabilities and duties of each of Merger Sub and the Partnership that have merged shall thenceforth attach to the Partnership, and may be enforced against it as the surviving entity to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.03 Additional Actions.  If, at any time after the Effective Time, the Partnership shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Partnership its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub acquired or to be acquired by the Partnership as a result of, or in connection with, the Merger or to otherwise carry out this Agreement, the general partners of the Partnership shall and will be authorized to execute and deliver, in the name and on behalf of Merger Sub and the Partnership or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub and the Partnership or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Partnership or to otherwise carry out this Agreement.

1.04 Effective Time; Conditions.  In the event of, and as soon as is practicable after, the satisfaction or waiver of the conditions set forth in Article VI hereof, the parties hereto will cause the Merger to be consummated by filing, with the State Department of Assessments and Taxation of Maryland (the “SDAT”), Articles of Merger in substantially the form attached hereto as Exhibit A (the time of acceptance for record of such filing by the SDAT or such later time (not to exceed thirty (30) days thereafter) as is specified in such Articles of Merger being the “Effective Time”) under the Act.  Contemporaneously with the filing referred to in this Section 1.04, a closing (the “Closing”) will be held at 10:00 a.m. (Eastern Time) at the offices of Equity Resource Investments, LLC, 1280 Massachusetts Ave., Cambridge, Massachusetts 02138 or at such other time and location as the parties may establish for the purpose of confirming all the foregoing.  The date of the Closing is referred to as the “Closing Date.”

1.05 Effect on Outstanding Interests.

(a) Partnership Interests in Merger Sub.  By virtue of the Merger, automatically and without any action on the part of the holder thereof, (i) the limited partnership interest(s) in Merger Sub outstanding immediately prior to the Effective Time shall be converted into a number of Limited Partnership Units equal to the total number of Limited Partnership Units outstanding at the Effective Time and (ii) general partnership interest(s) in Merger Sub outstanding immediately prior to the Effective Time shall be terminated.

(b) Partnership Interests in the Partnership.

(i) Limited Partnership Units.  By virtue of the Merger, automatically and without any action on the part of the holder thereof, each Limited Partnership Unit outstanding immediately prior to the Effective Time, other than Dissenting Units (as defined in Section 1.07 below), shall be cancelled and extinguished and be automatically converted into, and become the right to receive, and each Eligible Limited Partner shall be entitled to receive, subject to the requirements set forth in Section 1.08, from Parent or Merger Sub, an amount per unit in cash equal to the Limited Partnership Unit Amount.

(ii) General Partnership Units. By virtue of the Merger, automatically and without any action on the part of the holder thereof, the managing general partnership interests in the Partnership and the other remaining general partnership interests outstanding immediately prior to the Effective Time (collectively the “General Partnership Interests”) shall remain outstanding immediately after the Effective Time as General Partnership Interests in the Partnership, as they existed immediately prior to the Effective Time, and no payment shall be made with respect thereto.

(iii)           Termination of Rights.  After the Effective Time, holders of Limited Partnership Units will cease to be, and will have no rights as, limited partners of the Partnership, and such holders’ rights will consist only of, (A) in the case of Limited Partnership Units other than Dissenting Units, the right to receive the consideration provided for in this Section 1.05 in respect of such units, and (B) in the case of Dissenting Units, the rights afforded to the holders thereof under the applicable provisions of the Act.  Notwithstanding anything to the contrary in this Agreement, after the Effective Time, none of the Partnership, Parent or the Managing General Partner shall be liable to any holders of Limited Partnership Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(c) Dissenting Units.  The holders of Dissenting Units, if any, shall be entitled to payment for such units only to the extent permitted by and in accordance with the provisions of the Act;  provided, however, that if, in accordance with the applicable provisions of the Act, any holder of Dissenting Units shall forfeit such right to payment of the fair value of such units, such holder shall be bound by the terms of the Merger and such units shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration described in Section 1.05(b)(i) hereof (and the holder of such units may be treated as an Eligible Limited Partner hereunder).

(d) Tax Treatment.  For federal income tax purposes, the parties to this Agreement agree to treat the Merger Consideration paid to holders of Limited Partnership Units as consideration paid by Merger Sub and/or Parent to purchase the Limited Partnership Units outstanding immediately prior to the Effective Time, other

(e) than Limited Partnership Units held by persons who perfect their dissenters rights under Maryland law (and thereby hold Dissenting Units) and who do not effectively withdraw or lose their dissenters rights.

1.06 Other Transactions.

(a) Immediately at and after the consummation of the Merger, for purposes of clarification, the general partners of the Partnership shall continue to be the general partners of the Partnership, and each Limited Partner after the Effective Time, including Parent, hereby consents thereto.

(b)           Promptly after the Closing, the general partners of the Partnership shall amend and restate the Amended and Restated Limited Partnership Agreement and Certificate of Amendment of the Partnership that is in effect immediately prior to the Effective Time (the “Partnership Agreement”) to reflect, among other things, the transactions contemplated hereby.

1.07 Dissenting Units.

(a) Notwithstanding any provision of this Agreement to the contrary, holders of Limited Partnership Units which are entitled to dissenter’s rights in connection with the Merger under the Act (collectively, “Dissenting Units”) shall not be converted into or represent the right to receive the Merger Consideration.  Such holders shall be entitled to receive in cash payment of the fair value of such Dissenting Units held by them in accordance with and as provided by the provisions of the Act, except that all Dissenting Units held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to the payment of fair value for such units under the Act shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration described in Section 1.05(b)(i), without any interest thereon.

(b) All parties hereto shall give Parent and the Managing General Partner (i) prompt notice of any demand for payment of fair value received by such party, the withdrawals of any such demand, and any other instrument served pursuant to the Act and received and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for payment of fair value under the Act.  No party to this Agreement shall, except with the prior written consent of Parent, which shall not be unreasonably withheld, make any payment with respect to any demands for payment of fair value or offer to settle or settle any such demands; provided, however, that if Parent withholds consent to a recommendation from the Managing General Partner or the Partnership for payment or settlement of any such demand, then Parent shall provide a written undertaking to indemnify and hold harmless the Partnership and the Managing General Partner from any and all amounts, including, but not limited to, attorneys’ fees, which may be awarded to the holders of such Dissenting Units in respect of such Dissenting Units, to the extent that the amount of such award is in excess of the amount which the Managing General Partner or Partnership had proposed to pay or offer to pay to the holder of such Dissenting Units.

1.08 Payment of Merger Consideration.

(a) Promptly after the Effective Time, Parent shall mail to each holder of Limited Partnership Units a notice and form of letter of transmittal and instructions to advise each Eligible Limited Partner of the effectiveness of the Merger and the procedures for obtaining the Merger Consideration, which letter of transmittal will include a release of all claims that such holder may have against the Partnership, Parent (and its Affiliates) and the Managing General Partner and the Associate General Partner (and their respective Affiliates) arising in connection with the Partnership.  Upon the surrender to the Managing General Partner of such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, such holder shall receive the Merger Consideration, without any interest thereon; and the Limited Partnership Units, to the extent certificated, shall be cancelled.  Each of the parties hereto (as may be appropriate under the circumstances), shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (including, without limitation under Code Section 1445 or Code Section 3406), or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made.  If any Merger Consideration is to be paid to a Person other than the Person in whose name a Limited Partnership Unit is registered with the Partnership, it shall be a condition to such payment that the Person requesting such payment shall pay to the Partnership any transfer or other taxes required by reason of the payment of such Merger Consideration to a Person other than that of the registered holder of such Limited Partnership Unit, or such Person shall establish to the satisfaction of the Managing General Partner that such tax has been paid or is not applicable.  Notwithstanding the foregoing, no party hereto shall be liable to a holder of units for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Parent will promptly deliver the Merger Consideration to each Eligible Limited Partner upon receipt from such Eligible Limited Partner of the appropriately completed transmittal form.  Until a transmittal form is properly delivered, an Eligible Limited Partner will not be entitled to payment of any Merger Consideration.  All costs and expenses of the disbursing agent will be paid by the Partnership [prior] [true?] to the Merger.

(c) At and after the Effective Time, there shall be no transfers on the partnership books of the Partnership of the units which were outstanding immediately prior to the Effective Time (other than units held by Parent or its Affiliates).

(d) The provisions of this Section 1.08 shall also apply to Dissenting Units that lose their status as such.

ARTICLE II

THE SURVIVING ENTITY

2.01 Certificate of Limited Partnership.  At the Effective Time, the Certificate of Limited Partnership of the Partnership, as in effect immediately prior to the Effective Time, shall continue to be the Certificate of Limited Partnership of the Surviving Entity and the Partnership Agreement, as in effect immediately prior to the Effective Time, shall be the Limited Partnership Agreement of the Surviving Entity (as amended and restated as contemplated by Section 1.06(b)).

2.02 Purposes of Surviving Entity.  As of the Effective Time, the purposes of the Surviving Entity shall be as stated in the Partnership Agreement.

2.03 General Partners.  At and after the Effective Time, the general partners of the Partnership shall continue to be the general partners of the Surviving Entity, subject to the terms of the Partnership Agreement as amended and restated as contemplated by Section 1.06(b).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Partnership and the Managing General Partner as follows:

3.01 Organization.

(a) Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  As of the Effective Time, Equity Resource Investments, LLC will be the only member of Parent.

(b) Merger Sub is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Maryland.  From the date of its formation to the Closing Date, Merger Sub will not engage in any material activities other than in connection with, or as contemplated by, this Agreement.  Merger Sub has been or will be formed solely for the purpose of effectuating the Merger.  As of the Effective Time, Parent will be the only limited partner of Merger Sub.

3.02 Authority; No Violation.

(a) Parent has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  Merger Sub has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the requisite partners of Parent and Merger Sub.  No other proceedings on the part of Parent or Merger Sub are necessary to consummate the transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Partnership and the Managing General Partner) constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and except that enforcement hereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

(b) Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will, assuming that the consents and approvals referred to in Section 3.03 hereof are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Merger Sub or any of their respective properties or assets, or, (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of (x) the certificate of limited partnership, partnership agreement or other equivalent documents of Parent or Merger Sub, or (y) except as would not have a material adverse effect on Parent or Merger Sub, their assets or their business, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party thereto, or by which Parent or Merger Sub or any of their respective properties or assets may be bound or affected.

3.03 Consents and Approvals.  Except for consents, waivers or approvals of, notices to or filings or registrations with the SDAT under the Act, no consents, waivers or approvals of, notices to or filings with any public body or authority are necessary, and no consents or approvals of any third parties are necessary, in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement, or (ii) the consummation by Parent of the transactions contemplated by this Agreement, including the Merger.

3.04 Legal Proceedings.  There is no suit, action or proceeding pending or, to the knowledge of Parent, threatened, against Parent or Merger Sub or any other Affiliate of Parent or challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, materially adversely affect Parent’s or Merger Sub’s ability to perform its obligations under this Agreement.

3.05 Broker’s Fees.  Neither Parent, Merger Sub nor any of their respective partners, officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement.

3.06 Financing.  Parent has available to it sources of capital and financing sufficient to fulfill its obligations under this Agreement and to consummate all of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP,
AND THE MANAGING GENERAL PARTNER

Managing General Partner and the Partnership (as to itself only) hereby represent and warrant to Parent as follows:

4.01 Organization.

(a) Winthrop Financial Co., Inc. is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts.  The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Maryland. Winthrop Financial is the sole managing general partner of the Partnership.

(b) The Partnership has all requisite power and authority to carry on its business as it is now being conducted.  The Partnership is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified does not have a material adverse effect on the Partnership or its assets or business.

4.02 Partnership Interests; Capitalization.  Schedule 4.02 attached hereto sets forth a list of all holders of General Partnership Units and a list of the holders of record of Limited Partnership Units on and as of December 4, 2009 (collectively, the “Partners”), in each case indicating the type of Partner, the percentage partnership interest in, and number of units of the Partnership held by such holder.  The persons listed as Partners are the only partners of the Partnership as of the date hereof.  A true and complete copy of the Partnership Agreement has been provided to Parent.  Except as set forth in Schedule 4.02 attached hereto, to the knowledge of Managing General Partner, no other Person, other than the Partners, has of record, beneficially or otherwise, any ownership interest, or right to acquire any ownership interest, whether directly or indirectly, in the Partnership.  Except as described in Schedule 4.02 attached hereto, the Partnership does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the Partnership to issue, deliver or sell, or cause to be issued, delivered or sold any partnership interest in the Partnership or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any partnership interest in the Partnership or obligating the Partnership to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments or agreements.  There are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any partnership interest of the Partnership.

4.03 Authority; No Violation.

(a) The Partnership and the Managing General Partner have all requisite power and authority to enter into this Agreement and to perform its obligations hereunder and, subject to obtaining Limited Partner Consent, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Partnership and the Managing General Partner, the performance by each of them of their respective obligations hereunder, and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by the Managing General Partner and no other action on the part of the Partnership or the Managing General Partner is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, obtaining Limited Partner Consent).  The Partnership and the Managing General Partner have approved this Agreement and the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Partnership and the Managing General Partner, and (assuming due authorization, execution and delivery by Parent and Merger Sub) this Agreement constitutes the valid and binding obligations of each such person, enforceable against such person in accordance with its terms, except that enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and except that enforcement hereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by the Partnership or the Managing General Partner, nor the consummation by any of them of the transactions contemplated hereby, nor compliance by any of them with any of the terms or provisions hereof, will, assuming that the consents and approvals referred to in Section 4.04 are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, license, judgment, order, writ, decree or injunction applicable to any of them or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of any of them under, any of the terms, conditions or provisions of (x) the Partnership Agreement, certificate of partnership or other charter document of like nature of each of them, or (y) except as would not have a material adverse effect on any of them, their assets or their business, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which any of them is a party thereto, or by which they or any of their respective properties or assets may be bound or affected.

4.04 Consents and Approvals. Except for consents, waivers or approvals of, notices to or filings or registrations with the SDAT under the Act, no consents, waivers or approvals of, notices to or filings with any public body or authority are necessary, and no consents or approvals of any third parties (which term does not include the Partners) are necessary, in connection with (i) the execution and delivery by the parties (other than Parent or the Managing General Partner) of this Agreement or (ii) the consummation by the parties (other than Parent or the General Partners) of the transactions contemplated by this Agreement, including the Merger.  The affirmative vote of holders of a majority of the Limited Partnership Units and of holders of 100% of the General Partnership Units are the only votes of the holders of any class or series of partnership interests of the Partnership necessary under the terms of the Partnership Agreement and the Act to approve this Agreement and the transactions contemplated hereby.

4.05 Broker’s Fees.  None of the Partnership or the Managing General Partner, nor any Affiliates of any of them, or their partners, officers, employees or agents, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with any of the transactions contemplated by this Agreement.

4.06 Legal Proceedings.  There is no suit, action or proceeding pending or, to the knowledge of the Managing General Partner, threatened, against the Partnership or the Managing General Partner challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would materially adversely affect any such Person’s ability to perform its obligations under this Agreement.

4.07 Ownership of Real Property and Assets.  The Partnership has good and marketable title to all of its assets and properties, whether real or personal, tangible or intangible.

4.08 SEC Documents.  Each of the filings made by the Partnership with the Securities and Exchange Commission pursuant to and under the Exchange Act (collectively, the “SEC Documents”), as of their respective filing dates, complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, as of their respective filing dates, except to the extent such statements have been modified or superseded by later SEC Documents filed by the Partnership.  The consolidated financial statements contained in the Partnership’s Quarterly Reports on Form 10-QSB for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009 (the “2009 Form 10-QSBs”) are true and correct in all material respects, and have been prepared in accordance with GAAP consistently applied.  The balance sheet set forth in each 2009 Form 10-QSB fairly and accurately presents the financial condition of the Partnership as of the date thereof, and the statements of income, partners’ equity and cash flows set forth in each 2009 Form 10-QSB fairly and accurately present the results of operations of the Partnership for the respective periods covered thereby.

4.09 Tax Status.  None of the Partnership or Presidential Towers Ltd., an Illinois limited partnership is, nor has any of them ever been, a “publicly traded partnership” within the meaning of Section 7704 of the Code.

ARTICLE V

COVENANTS OF THE PARTIES

5.01 Conduct of the Partnership and the Managing General Partner.  During the period from the date of this Agreement to the earlier of the Effective Time or the date of termination of this Agreement, and except as may be required or specifically permitted pursuant to this Agreement, the Partnership shall (and the Managing General Partner shall cause the Partnership to):

(a) conduct its business only in the ordinary and usual course of business consistent with past practices, which shall include without limitation (i) refraining from any of the activities described in Section 5.01(b) below and (ii) not entering into any transactions except in the ordinary and usual course of business consistent with past practices, and (iii) complying with the following covenants:

(A)           maintaining its partnership existence and good standing;

(B)           using all reasonable efforts to maintain in full force and effect insurance generally comparable in amount and in scope of coverage to that now maintained by it; and

(C)           complying with and performing in all material respects its obligations and duties (y) under contracts, leases and documents relating to or affecting its assets, properties and business and (z) imposed upon it by all federal, state and local laws and all rules, regulations and orders imposed by federal, state or local governmental authorities, judicial orders, judgments, decrees and similar determinations;

(b) except as expressly permitted by Section 5.02 hereof, not, without the prior written consent of Parent:

(i) engage or participate in any material transaction or incur or sustain any material obligation or liability except in the ordinary, regular and usual course of its business consistent with past practices; or

(ii) sell, lease, transfer, assign, encumber or otherwise dispose of or enter into any material contract, agreement or understanding to lease, transfer, assign, encumber or dispose of, any of the Real Property.

(c) promptly notify Parent of any emergency or other material change in the operations of the Partnership’s assets or properties and of any governmental complaints, investigations or hearings (or written communications indicating that the same may be contemplated);

(d) not make any distribution of proceeds relating to a Capital Event or any other distributions of cash or proceeds, except as required by the Partnership Agreement prior to the Effective Time;

(e) not propose, adopt or approve any amendments to the Partnership’s Certificate of Limited Partnership or the Partnership Agreement or other organizational documents except to the extent that such amendment would not have an adverse effect on the value or operation of the Partnership from and after the Effective Time, and not to enter into any new agreement, document or arrangements or amend or modify any existing agreement, document or arrangement that would prohibit or restrict the performance of the transactions contemplated by this Agreement;

(f) not admit any new partner except in connection with transfers of Limited Partnership Units outstanding as of the date of this Agreement nor issue any new partnership units (whether Limited Partnership Units or General Partnership Units);

(g) not grant, confer or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any partnership interest; and

(h) not purchase, redeem or otherwise acquire any partnership interest.

Notwithstanding the foregoing, the Managing General Partner shall be permitted to cause the Partnership to take any of the actions described in subclauses (b), (e), (f), (g) or (h) of this Section 5.01 if the Managing General Partner determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to partners under applicable law; provided, that, prior to taking any such actions, the Managing General Partner shall notify and consult with Parent; provided, however, that if Parent objects to the taking of any such actions and the Managing General Partner causes the Partnership to take any of such actions notwithstanding such objection, Parent shall be entitled to terminate this Agreement by delivering written notice thereof to the Managing General Partner and the Partnership.

5.02 Limited Partner Consent.  In consultation with Parent and Merger Sub, the Managing General Partner will cause the Partnership to, as promptly as practicable after the date hereof, take all steps necessary to seek, and use its reasonable efforts to obtain, the consent of the associate general partner of the Partnership as well as the consent of holders of Limited Partnership Units (the “Limited Partners”) holding at least a majority of the Limited Partnership Units, in accordance with the Act, to the Merger, the terms and provisions of this Agreement, and the transactions contemplated hereby (the “Limited Partner Consent”).  Parent and the Managing General Partner shall cooperate with each other in the preparation of all documents to be delivered to the Limited Partners in connection with seeking and obtaining the Limited Partner Consent.  Parent and the Managing General Partner shall vote, and shall cause its Affiliates to vote, all Limited Partnership Units and General Partnership Units held by each of them and their Affiliates in favor of this Agreement and the Merger.

5.03 Consents.  Each of the Partnership, the Managing General Partner, Merger Sub and Parent will cooperate with one another and use all reasonable efforts to, as promptly as practicable, prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of governmental agencies and authorities and nongovernmental third parties which are necessary or appropriate to consummate the transactions contemplated by this Agreement, including without limitation, the consent of any mortgage lender to the Partnership (such nongovernmental third party approvals hereinafter referred to as, “Third Party Consents”).

5.04 Proxy Solicitor.  At the request of Parent, at any time prior to the Closing, the Partnership shall retain a proxy solicitor (or other similar service) chosen by Parent at Parent’s sole discretion in order to obtain the consents and approvals required to be obtained in order to consummate the transactions contemplated by this Agreement.  The parties hereto shall coordinate all efforts in connection with the activities of any such proxy solicitor.  Parent shall be responsible for the fees and expenses of any such proxy solicitor.

5.05 Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to, as promptly as practicable, take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall use reasonable efforts to take all such necessary action.

ARTICLE VI

CLOSING CONDITIONS

6.01 Conditions to Each Party’s Obligations.  The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived:

(a) Governmental Consents.  All authorizations, consents, orders or approvals of, declarations or filings with or notices to, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency, which are necessary for the consummation of the Merger, shall have been filed, occurred or been obtained (all such authorizations, orders, declarations, approvals, filings, notices and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(b) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect.

(c) Limited Partner Consent.  Limited Partner Consent shall have been obtained.

(d) General Partner Consent. The consent of all general partners shall have been obtained.

6.02 Conditions to the Obligations of Parent.  The obligations of Parent under this Agreement shall be further subject to the satisfaction (or waiver by Parent), at or prior to the Effective Time, of the following conditions:

(a) No Change.  The business, assets or properties of the Partnership (including the business, assets and properties of the Local Limited Partnerships) shall not have been, and shall not be threatened to be, adversely affected in any way as a result of fire, explosion, earthquake, disaster, labor trouble or dispute, change in business organization, any action by the United States or any other governmental authority, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.  There shall not have occurred any material adverse change in the condition, operations, business, prospects or assets of the Partnership or imposition of any laws, rules or regulations which would materially adversely affect the condition (financial or otherwise), operations, business, prospects or assets of the Partnership.

(b) Representations and Warranties; Performance of Obligations.  The obligations of the Partnership and the Managing General Partner required to be performed by each of them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of the Partnership and the Managing General Partner contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement, except as to any representation or warranty which specifically relates to an earlier date).

(c) Certificates.  The Managing General Partner, on behalf of itself and as the Managing General Partner of the Partnership shall deliver a certificate, executed by an officer or other authorized person, to the effect that the conditions set forth in this Section 6.02 have been fulfilled, and the representations and warranties set forth herein, are true and correct on and as of the Closing Date.

(d) Third-Party Consents.  All Third Party Consents shall have been received, obtained or made and shall be in full force and effect.

(e) Securities Law Compliance.  Parent shall be satisfied that the Merger and the payment of the Merger Consideration shall be conducted in material compliance with all applicable federal and state securities laws.

(f) Other Instruments.  In addition to the foregoing, on behalf of itself and/or the Partnership, the Managing  General Partner will furnish Parent with such additional certificates, instruments or other documents in the name or on behalf of the Partnership, or in its own name, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.02 as Parent may reasonably request.

6.03 Conditions to the Obligations of the Partnership and the Managing General Partner.  The obligations of the Partnership and the Managing General Partner under this Agreement shall be further subject to the satisfaction (or waiver by the Managing General Partner), at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties; Performance of Obligations.  The obligations of Parent and Merger Sub required to be performed by each at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date), and the Managing General Partner shall have received a certificate to that effect signed by an officer of Parent and Merger Sub.

(b) Third-Party Consents.  All Third Party Consents shall have been received, obtained or made and shall be in full force and effect.

(c) Other Instruments.  In addition to the foregoing, Parent will furnish the Partnership and the Managing General Partner with such additional certificates, instruments or other documents in the name or on behalf of Parent, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.03 as the Partnership and the Managing General Partner may reasonably request.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.01 Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the transactions contemplated hereby by the Limited Partners:

(a) by mutual consent of all of the parties to this Agreement in a written instrument;

(b) by either Parent and Merger Sub, on the one hand, or the Managing General Partner and the Partnership, on the other hand, if any governmental authority that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any governmental authority of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either Parent and Merger Sub, on the one hand, or the Managing General Partner and the Partnership, on the other hand (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein which breach is not cured after thirty (30) days written notice thereof is given to the party committing such breach;

(d) by either Parent and Merger Sub, on the one hand, or the Managing General Partner and the Partnership, on the other hand, if the Limited Partner Consent has not been obtained by [April 30, 2010] (provided that the failure to obtain such Limited Partner Consent is not attributable to a breach by any party hereto, for which the right to terminate arises under subsection (c) above) or the Effective Time has not occurred by [April 30, 2010];

 (f)           by Parent in the event it exercises its right to terminate pursuant to Section 5.01; or

(g)           by Parent in the event of a breach by the Managing General Partner (or the Partnership) and/or their Affiliates of the covenants in Section 5.02 hereof (except for a single inadvertent breach which has not adversely affected the consummation of the transactions set forth in this Agreement).

7.02 Effect of Termination.  In the event of termination of this Agreement by either Parent or the Managing General Partner, as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and none of the parties, or any of their respective Affiliates, shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that the provisions in this Agreement that survive the termination of this Agreement shall remain in full force and effect.  Notwithstanding any termination of this Agreement, the provisions of this Section 7.02 shall survive.

7.03 Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) except for the closing conditions set forth in Section 6.01(a), waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

MISCELLANEOUS

8.01 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

8.02 Expenses.  Except as may otherwise be agreed to hereunder or in other writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

8.03 Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified mail (return receipt requested) or by telecopy, cable, telegram or telex addressed as follows:

(a)	If to Parent or Merger Sub, to: Equity Resource Investments, LLC
1280 Massachusetts Ave., 4th Fl.
Cambridge, MA 02138
Attention:                  Eggert Dagbjartsson

(b)	If to the Partnership, to: Presidential Associates I Limited
Partnership
1280 Massachusetts Ave., 4th Fl.
Cambridge, MA 02138
Attention:                  Eggert Dagbjartsson

(c)	If to the Managing General Partner, to: Winthrop Financial Co., Inc,.
                                1280 Massachusetts Ave., 4th Fl.
Cambridge, MA 02138
Attention:                  Eggert Dagbjartsson

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

8.04 Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.05 Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and amends and restates all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

8.06 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law principles.

8.07 Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

8.08 Assignment.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.09 Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.10 Definitions.  Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person and, with respect to Parent, any Related Entities.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Capital Event” shall mean the sale, financing, refinancing, condemnation, casualty or other similar event of or involving a Real Property or the improvements located thereon.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Eligible Limited Partners” shall mean all holders of record of Limited Partnership Units immediately prior to the Effective Time, according to the books and records of the Transfer Agent, but excluding Persons who are Affiliates of Parent and Persons who hold Dissenting Units.

“Excess Cash” shall mean all cash and cash equivalents of the Partnership after deducting for (or reserving against) all Liabilities and after deducting any and all cash relating to a Capital Event.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time, and all of the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors.

“General Partnership Unit(s)” shall mean units of general partnership interest in the Partnership.

“Liabilities” shall mean all operating liabilities of the applicable Person incurred in the ordinary course of business including, without limitation, all taxes, payroll expenses, lease obligations, trade accounts payable arising out of the operation of such Person’s business in the ordinary course of business, and all professional fees and expenses payable by such Person, in each case, which are unpaid as of the Effective Time.

“Limited Partnership Unit(s)” shall mean units of limited partnership interest in the Partnership.

“Limited Partnership Unit Amount” shall mean the quotient obtained by dividing (a)  the Purchase Price by (b) the aggregate number of Limited Partnership Units outstanding immediately prior to the Effective Time (including all units held by Parent and its Affiliates and Dissenting Units).

“Merger Consideration” shall mean the amounts or other property, if any, that any Person shall be entitled to receive as set forth in Section 1.05.

“Purchase Price” shall mean $8,600.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

“Related Entities” shall mean any entity for which any of Parent, the Managing General Partner or any of their respective Affiliates serve as general partner and/or investment advisor or in a similar capacity, and all mutual funds or other pooled investment vehicles or entities under the control or management of any of Parent or the general partners or the general partner or investment advisor thereof, or any Affiliate of any of them, including the Managing General Partner.

“Securities Act” shall mean the Securities Act of 1933, as amended and in effect from time to time, and all of the rules and regulations promulgated thereunder.

 “to the knowledge of the General Partners” shall mean the actual knowledge, after reasonable inquiry and investigation, of Eggert Dagbjartsson and Victor Paci.

“Transfer Agent” shall mean Phoenix Resources, the Person retained in such capacity by the Partnership.

8.12           Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as a sealed instrument as of the date first above written.

PARENT:
ERI/PRESIDENTIAL LLC
By:	ERF Manager LLC, its Manager
By:	Equity Resource Investment, LLC, its Sole Manager

By:	/s/ Eggert Dagbjartsson
Eggert Dagbjartsson
Manager

MERGER SUB:
ERI/PRESIDENTIAL MERGER SUB LIMITED PARTNERSHIP
By:	ERF Manager LLC, its General Partner
By:	Equity Resource Investment, LLC, its Sole Manager

By:	/s/ Eggert Dagbjartsson
Eggert Dagbjartsson
Manager

PARTNERSHIP:
PRESIDENTIAL ASSOCIATES I LIMITED PARTNERSHIP
By:	Winthrop Financial Co., Inc., its Managing General Partner

By:	/s/ Eggert Dagbjartsson
Eggert Dagbjartsson,
President

MANAGING GENERAL PARTNER:
WINTHROP FINANCIAL CO., INC.

By:	/s/ Eggert Dagbjartsson
Eggert Dagbjartsson,
President

EXHIBIT A

Articles of Merger

of

ERI/PRESIDENTIAL MERGER SUB LIMITED PARTNERSHIP

(a Maryland limited partnership)

into

PRESIDENTIAL ASSOCIATES I LIMITED PARTNERSHIP

(a Maryland limited partnership)

FIRST:  ERI/Presidential Merger Sub Limited Partnership and Presidential Associates I Limited Partnership, being the limited partnerships which are parties to these Articles of Merger, hereby agree to effect a merger (the "Merger") of said limited partnerships upon the terms and conditions set forth below.

SECOND:  The name of the limited partnership to be merged into the successor limited partnership is ERI/Presidential Merger Sub Limited Partnership (the "Merging Partnership"), which is a limited partnership organized in the State of Maryland under the provisions of the Maryland Revised Uniform Limited Partnership Act.

THIRD:  The name of the successor limited partnership is Presidential Associates I Limited Partnership (the "Surviving Partnership"), which is a limited partnership organized in the State of Maryland under the provisions of the Maryland Uniform Limited Partnership Act.

FOURTH:  The principal office of the Merging Partnership in the State of Maryland is located in Baltimore City.  The Merging Partnership owns no interest in land in the State of Maryland.

FIFTH:  The principal office of the Surviving Partnership in the State of Maryland is located in Baltimore City.

SIXTH: The percentages of partnership interest of each class of partnership interest and the class of partners and the respective percentage of partnership interests in each class of partnership interest of the Surviving Partnership are as follows:

General Partnership Interests                                                                                         1%

Limited Partnership Interests                                                                                         99%

SEVENTH:  The percentages of partnership interest of each class of partnership interest and the class of partners and the respective percentage of partnership interests in each class of partnership interest of the Merging Partnership are as follows:

General Partnership Interests                                                                                         1%

Limited Partnership Interests                                                                                         99%

EIGHTH:  At the effective time of the Merger, the Merging Partnership shall be merged with and into the Surviving Partnership, the separate existence of the Merging Partnership shall cease and the Merger shall have the effects set forth in the Agreement and Plan of Merger, dated as of November 17, 2009 (the "Merger Agreement"), by and among ERI/Presidential LLC, a Massachusetts limited liability company ("Parent"), the Merging Partnership, the Surviving Partnership and its managing general partnership, and in Section 10-208 of the Maryland Revised Uniform Limited Partnership Act.  Each limited partnership unit of the Merging Partnership outstanding immediately prior to the effective time of the Merger shall be automatically converted into one limited partnership unit of the Surviving Partnership, subject to the terms of the Merger Agreement.  Each general partnership unit of the Merging Partnership outstanding immediately prior to the effective time of the Merger shall remain outstanding. Each limited partnership unit of the Surviving Partnership outstanding immediately prior to the effective time of the Merger (other than units held by holders of limited partnership units who are entitled to dissenters' rights) shall be cancelled and automatically converted into the right to receive the Limited Partnership Unit Amount (as defined in the Merger Agreement).  Each general partnership unit of the Surviving Partnership outstanding immediately prior to the effective time of the Merger shall remain outstanding.

NINETH:  The terms and conditions of the Merger set forth herein were approved by the Merging Partnership in the manner and by the vote required by its partnership agreement and the provisions of the Maryland Revised Uniform Limited Partnership Act as follows:

The Merger and the terms and conditions thereof were duly approved by the affirmative vote of the sole general partner and the affirmative vote of the sole limited partner.

TENTH:  The Merger and the terms and conditions thereof were approved by the Surviving Partnership in the manner and by the vote required by its partnership agreement and the provisions of the Maryland Revised Uniform Limited Partnership Act as follows:

The Merger and the terms and conditions thereof were duly approved by the affirmative vote all of the general partners and the affirmative vote of a majority in interest of the limited partners.

ELEVENTH:  The undersigned officer of the managing general partner of the Surviving Partnership and the undersigned managing member of the sole member of the general partner of the Merging Partnership each acknowledges these Articles of Merger to be the partnership act of the partnership on whose behalf he has signed, and further, as to all matters or facts required to be verified under oath, each acknowledges that, to the best of his knowledge, information and belief, these matters and facts relating to the partnership on whose behalf he has signed are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties this ____ day of ________ __.

Attest:

SURVIVING PARTNERSHIP:
PRESIDENTIAL ASSOCIATES I LIMITED PARTNERSHIP
By:	Winthrop Financial Co., Inc., its Managing General Partner

By:
Eggert Dagbjartsson,
President

MERGING PARTNERSHIP:
ERI/PRESIDENTIAL MERGER SUB LIMITED PARTNERSHIP
By:	ERF Manager LLC, its General Partner
By:	Equity Resource Investment, LLC, its Sole Manager

By:
Eggert Dagbjartsson
Manager